UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 27, 2003
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                         ELINE ENTERTAINMENT GROUP, INC.
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             (Exact name of registrant as specified in its charter)


    Nevada                         000-30451                       88-0429856
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(State or other                   (Commission                    (IRS Employer
jurisdiction of                   File Number)                   Identification
incorporation)                                                       Number)


               8905 Kingston Pike, Suite 313, Knoxville, TN 37923
          -------------------------------------------------------------
                   (Address of executive offices and Zip Code)


       Registrant's telephone number, including area code: (215) 895-9859
                                                           --------------


                                 not applicable
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          (Former name or former address, if changed since last report)

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ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS.

         On May 27, 2003 we executed a Share Exchange Agreement with Lester E. Gann, the sole shareholder of Industrial Fabrication & Repair, Inc., a Tennessee corporation ("IFR") and our newly formed subsidiary, Industrial Holding Group, Inc., a Florida corporation ("Industrial Holding"). Under the terms of the agreement on that date, we acquired 100% of the issued and outstanding capital stock of IFR from Mr. Gann in exchange for 1 million shares of Industrial Holding's common stock in a private transaction exempt from registration under the Securities Act of 1933. We valued the acquisition of IFR at $1.5 million based upon the value of its net tangible assets, historic operating results and goodwill associated with its continuing operations. The shares of Industrial Holding common stock issued to Mr. Gann are convertible into shares of our common stock at such time and upon such terms and conditions as the parties may agree to in the future.

         Founded in 1979, IFR provides machining, welding, speciality design and fabrications for custom applications to customers from various industries including paper, steel mills, rock quarry operations, coal mining applications and bottling facilities.

         Mr. Gann will remain as president of IFR and continue to be responsible for its day-to- day operations. IFR's business and operations are conducted from a 35,000 square foot facility in Knoxville, Tennessee which is leased from Mr. Gann for approximately $6,500 per month.

         Prior to closing the transaction with IFR, we formed Industrial Holding as a first tier subsidiary. The authorized capital of Industrial Holding consists of 100 million shares of common stock and 10 million shares of blank check preferred stock, of which one share has been designated as Series A Preferred Stock. In conjunction with its organization Industrial Holding issued the one share of authorized Series A Preferred Stock to us. The designations, rights and preferences of the Series A Preferred Stock provides that (i) it does not pay dividends, (ii) it is not convertible or transferrable, (iii) it is redeemable only upon our consent, (iv) it carries a liquidation preference of $1.00, and (v) it votes together with the common stock and any other class of voting securities as may then be authorized and entitles us to one vote more than one-half of all votes entitled to be cast by all holders of voting capital stock of Industrial Holding so as to ensure that the votes entitled to be cast by us are equal to at least 51% of the total of all votes entitled to be cast. Following the share exchange, IFR is a wholly-owned subsidiary of Industrial Holding which is in turn owned by both our company and Mr. Gann.

         Under the terms of the Share Exchange Agreement, IRF will pay us a monthly management fee equal to 50% of its free cash flow as that term is defined in the Share Exchange Agreement. No additional shares of either Industrial Holding common or any series of preferred stock can be issued without the consent of both our company and Mr. Gann.

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

         Prior to the transaction, Mr. Gann had advanced IFR approximately $1.1 million which is collateralized by a security interest in all of its assets (the "Gann O The Gann Obligations will continue to be serviced by IFR after the closing of the transaction under the same payment terms as were utilized prior to the transaction, and the security interest will remain in place pending repayment in full of the Gann Obligations. The Share Exchange Agreement also provides mechanisms for retirement of the Gann Obligations under certain circumstances, including upon Mr. Gann's death or disability, or the sale of IFR, which include a repayment of the Gann Obligations and the return to us of any capital we have loaned IFR. Mr. Gann, or his estate, will be entitled to a portion of the proceeds we receive upon the sale of IFR or its assets after repayment of these amounts.

         A copy of the Share Exchange Agreement is attached hereto as an exhibit. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

(a)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

         We will file IFR's audited financial statements for the years ended December 31, 2002 and 2001 and unaudited financial statements for the three months ended March 31, 2003 within 60 days from the date of this report.

(b)      PRO FORMA FINANCIAL INFORMATION.

         We will file unaudited pro forma condensed balance sheet, unaudited pro forma condensed statements of income, and accompanying explanatory notes at October 31, 2002 and for the year then ending giving effect to the acquisition of IFR as of October 31, 2002 within 60 days from the date of this report.

(c)      EXHIBITS

EXHIBIT NO.                         DESCRIPTION
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10.1          Share Exchange Agreement dated as of May 27, 2003 by and
              between Eline Entertainment Group, Inc., Industrial Holding Group, Inc., Lester E. Gann and Industrial Fabrication & Repair, Inc.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Eline Entertainment Group, Inc.


Date: May 28, 2003                      By: /s/ Barry A. Rothman
                                            --------------------
                                            Barry A. Rothman, President

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